ACM Dynamic Opportunity Fund ACM Tactical Income Fund 225 Pictoria Drive Suite 450 Cincinnati, Ohio 45246

Dear Valued Shareholder,

Thank you for being an investor in ACM Dynamic Opportunity Fund and / or ACM Tactical Income Fund. You are a significant shareholder, and your proxy vote is critical. You were recently sent proxy materials for the upcoming Special Meeting of Shareholders. If you have not yet cast your important proxy vote, please do so today.

As discussed in more detail in the combined Proxy Statement and Prospectus, shareholders of each fund are being asked to consider and vote to approve an Agreement and Plan of Reorganization which is fully detailed in the proxy statement. For more information, please refer to the proxy statement, which can be found at https://vote.proxyonline.com/acm/docs/proxy.pdf.

The Board of Trustees of your fund believes that the proposals are in the best interests of shareholders and recommends that shareholders vote “FOR” the proposals.

If you have any proxy related questions, or would like to cast your proxy vote by phone, please call 1-800-370-1164 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time.

We very much appreciate your attention to this matter. Please help us by casting your vote today.

Sincerely,

Eric D. Kane

Eric D. Kane

President

How do I vote? There are four convenient methods for casting your important proxy vote:

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 1-800-370-1164. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time.

2. Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3. Vote online: You may cast your vote by visiting the web address located on the attached proxy card(s) and following the instructions on the website.

E-Delivery